Exhibit 99.1

[AGL RESOURCES LOGO]

FOR IMMEDIATE RELEASE

Financial Contact:	Media Contact:
Steve Cave	Nick Gold
Director. Investor Relations	Director, Community Affairs
(404) 584-3801	(404) 584-3457

AGL RESOURCES REPORTS SECOND QUARTER EARNINGS

ATLANTA, July 29, 2004 – AGL Resources Inc. (NYSE: ATG) today reported second quarter 2004 net income of $21 million, or $0.34 per basic share ($0.33 per diluted share), compared with $19 million, or $0.30 per basic share ($0.29 per diluted share),  reported in the second quarter of 2003.  The company’s consolidated earnings before interest and taxes (EBIT) were $51 million, compared with $49 million in the same period last year.

The company’s results reflect improved earnings in its Distribution Operations and Energy Investments segments, which offset lower earnings in the Wholesale Services segment during the quarter.

“We’re pedaling hard, but our results put us right where we expected to be at mid-course,” said Paula G. Rosput, chairman, president and chief executive officer of AGL Resources.  “Despite encountering a few hills along the way, we’re demonstrating our record of repeatable performance.”

QUARTERLY RESULTS BY BUSINESS SEGMENT

Distribution Operations

The Distribution Operations segment contributed EBIT of $49 million, compared with $44 million in second quarter 2003.  The increased EBIT was partly due to an increase in the average number of connected customers (to 1.862 million from 1.852 million in the second quarter 2003).  Atlanta Gas Light contributed to the EBIT results due to higher pipeline replacement revenue and additional carrying charges for gas stored for marketers.  Total operating expenses for the quarter of $92 million were roughly equal to second quarter 2003.  Capital requirements, including manufactured gas plant (MGP) expenditures, for the quarter were $59 million, up from $40 million in the same period in 2003.  This increase reflects the replacement of larger diameter pipe under the mandated pipeline replacement program in Georgia.

Wholesale Services

The Wholesale Services segment’s EBIT contribution in the second quarter declined by approximately $5 million relative to the second quarter 2003.  Despite a 17 percent increase in volumes (to 2.0 Bfc/day from 1.7 Bfc/day in 2003), Sequent’s margins were compressed as a result of lower volatility in the natural gas market, resulting in fewer storage arbitrage opportunities in the second quarter of 2004 relative to the same period in 2003.  Operating expenses at Sequent were relatively flat year-over-year.

Energy Investments

The Energy Investments segment contributed EBIT of $9 million for the second quarter  of 2004, compared with $7 million in the second quarter of 2003.  The segment’s results were driven primarily by the sale of a residential and retail development located in Savannah, Georgia and adjacent to a former manufactured gas plant (MGP) site owned by Atlanta Gas Light.  The net proceeds from the sale were $6 million, of which $4 million was credited back to Atlanta Gas Light’s environmental response cost rider program, reducing future billings to Atlanta Gas Light customers.  The remaining $2 million was recognized as a gain.  Additionally, contributions from Heritage Propane increased $2 million relative to the same period last year, as a result of a $1 million gain on the sale of the company’s remaining investment units versus prior year operating losses.

Lower retail margins at SouthStar Energy Services resulted in a decline in EBIT contribution from that business during the quarter, from $9 million in 2003 to $7 million in 2004.  The decline was the result of unusually strong margins and higher usage due to colder weather during April 2003 that were not achieved at the same level in the second quarter 2004.

SouthStar’s results are now consolidated with AGL Resources’ financial statements.  During the quarter ended March 31, 2004, AGL Resources adopted Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46R, Consolidation of Variable Interest Entities, which resulted in our consolidation of SouthStar beginning January 1, 2004.

To facilitate year-over-year comparisons, the second quarter 2004 10-Q filed today with the Securities and Exchange Commission includes unaudited pro forma condensed consolidated balance sheet and income statements, presented as if SouthStar’s balances were consolidated with AGL Resources results for the three and six months ended June 30, 2003.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the second quarter 2004 was $16 million, down $2 million from the same period in 2003.  The decrease reflects favorable interest rates and lower average debt balances during the period.  The company’s debt-to-capitalization ratio as of June 30, 2004, was 53 percent, down from 57 percent as of June 30, 2003.

Second quarter 2004 income taxes were $14 million, a $2 million increase over the same period in 2003.  The higher income taxes resulted primarily from higher earnings before income taxes for the quarter.

YEAR-TO-DATE RESULTS

For the six months ended June 30, 2004, net income was $87 million, or $1.35 per basic share ($1.33 per diluted share), compared with $71 million, or $1.14 per basic share ($1.13 per diluted share), after the $8 million cumulative effect of the accounting change related to the adoption of EITF 02-03 in the first quarter 2003.  Weighted average shares outstanding for the six months ended June 30, 2004, were 64.7 million, up 5 percent from the 61.9 million in the prior-year period, as a result of the company’s 6.4 million share equity offering in February 2003, and an additional 1.2 million shares related to the exercise of stock options.

Operating margins increased $78 million for the six months ended June 30, 2004, from $345 million in the prior year to $423 million in 2004.  The increase resulted primarily from the consolidation of SouthStar’s results and increased margin in Distribution Operations from customer growth, higher pipeline replacement revenue and additional carrying costs charged to the retail marketers in Georgia for increased volumes of gas in storage.  The increased margins were offset, however, by lower margins in Wholesale Services, primarily as a result of lower volatility in the first quarter of 2004, as well as lower margins associated with storage due to a higher weighted average cost of gas in inventory during the period relative to the first quarter of 2003.

Consolidated EBIT for the six months ended June 30, 2004, was $174 million, up $7 million from the previous year.  The increase reflects increased contributions from Distribution Operations and Energy Investments, offset by lower results in Wholesale Services and higher corporate expenses year-over-year.

2004 EARNINGS OUTLOOK

In November 2003, AGL Resources provided earnings guidance for full-year 2004 in the range of $2.01 and $2.10 per share.  The company reaffirms this earnings guidance for the year.

Earnings Conference Call Webcast:  The AGL Resources second-quarter 2004 earnings conference call and webcast, scheduled for Thursday, July 29, at 9 a.m. (EDT), can be accessed via the investor relations section of the AGL Resources website at www.aglresources.com.   The webcast replay of the call will be available on the website through the close of business on Thursday, August 5.  The telephone replay of the call can be accessed by dialing (888) 286-8010, using passcode 92671297.  International callers should dial (617) 801-6888, and use the same passcode.

AGL Resources Inc.

AGL Resources Inc. (NYSE: ATG) is an Atlanta-based energy services holding company. Its utility subsidiaries - Atlanta Gas Light, Virginia Natural Gas and Chattanooga Gas – serve more than 1.8 million customers in three states. Houston-based subsidiary Sequent Energy Management provides natural gas asset management services, including wholesale trading, marketing, gathering and transportation services as well as third-party asset management. As a member of the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. For more information, visit www.aglresources.com.

This press release contains forward-looking statements.  Company management cautions readers that the assumptions, which form the basis for the forward-looking statements, include many factors that are beyond company management’s ability to control or estimate precisely.  Those factors include, but are not limited to, the following: changes in industrial, commercial, and residential growth in the company’s service territories and those of the company’s subsidiaries; changes in price and demand for natural gas and related products; impact of changes in state and federal legislation and regulation, including various orders of the state public service commissions and the Federal Energy Regulatory Commission, on the gas and electric industries and on the company, including the impact of Atlanta Gas Light’s performance based rate plan; effects and uncertainties of deregulation and competition, particularly in markets where prices and providers historically have been regulated, unknown risks related to nonregulated businesses, and unknown issues such as the stability of certificated marketers; impact of Georgia’s Natural Gas Consumers' Relief Act of 2002; concentration of credit risk in certificated marketers and the company’s wholesale services segment’s counterparties; excess network capacity and demand/growth for dark fiber in metro network areas of AGL Networks’ customers; AGL Networks’ introduction and market acceptance of new technologies and products, as well as the adoption of new networking standards; ability of AGL Networks to produce sufficient capital to fund its business; ability to negotiate new contracts with telecommunications providers for the provision of AGL Networks’ dark-fiber services; industry consolidation; performance of equity and bond markets and the impact on pension and postretirement funding costs; changes in accounting policies and practices issued periodically by accounting standard-setting bodies; direct or indirect effects on the company’s business, financial condition or liquidity resulting from a change in the company’s credit ratings or the credit ratings of the company’s competitors or counterparties; interest rate fluctuations, financial market conditions, and general economic conditions; uncertainties about environmental issues and the related impact of such issues; impact of changes in weather upon the temperature-sensitive portions of the company’s business; impact of litigation; impact of changes in prices on the margins achievable in the unregulated retail gas marketing business; impact of acquisitions and divestitures, including (1) the risk that our business and NUI Corporation (NUI) will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame, (3) revenues following the merger may be lower than expected, (4) the ability to obtain governmental approvals of the merger, or on the proposed terms and schedule, and (5) the failure of NUI’s shareholders to approve the merger; (6) the risk that AGL Resources may be unable to obtain financing necessary to consummate the acquisition, or that the terms of such financing may be onerous; (7) the risk that any financing plan may have the effect of diluting shareholder value in the near term; and other risks described in the company’s documents on file with the Securities and Exchange Commission.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations.  Items that are not included in EBIT are financing costs, including debt and interest expense, income taxes and the cumulative effect of changes in accounting principles.  The company evaluates each of these items on a consolidated level, and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure of income, calculated as revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes.  These items are included in the company’s calculation of operating income.  The company believes operating margin is a better indicator than operating revenues of the top-line contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company’s operating performance than operating income or net income as determined in accordance with accounting principles generally accepted in the United States of America.  In addition, the company’s EBIT or operating margin may not be comparable to similarly titled measures of another company.

A reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company’s website at www.aglresources.com under the “investor information” section.

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The following tables reconcile EBIT and operating margin to operating income.

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
For the Three and Six Months Ended
June 30, 2004 and 2003
(In millions)

	Three Months			Six Months

	06/30/2004	06/30/2003	Fav/(Unfav)	06/30/2004	06/30/2003	Fav/(Unfav)

Operating Revenues	$294	$187	$107	$945	$539	$406
Cost of gas	129	46	(83)	522	194	(328)
Operating margin	$165	$141	$24	$423	$345	$78

AGL Resources Inc.
Condensed Statements of Consolidated Income
For the Three and Six Months Ended
June 30, 2004 and 2003
(In millions, except per share amounts)

	Three Months			Six Months

	6/30/2004	6/30/2003	Fav/(Unfav)	6/30/2004	6/30/2003	Fav/(Unfav)

Operating Revenues	$294	$187	$107	$945	$539	$406
Total Operating Expenses	241	146	(95)	759	396	(363)
Operating Income	53	41	12	186	143	43
Equity in Earnings of SouthStar	-	10	(10)	-	24	(24)
Other Income	1	(2)	3	2	-	2
Minority interest	(3)	-	(3)	(14)	-	(14)
Earnings Before Interest & Taxes	51	49	2	174	167	7
Interest Expense	16	18	2	32	38	6
Earnings Before Income Taxes	35	31	4	142	129	13
Income Taxes	14	12	(2)	55	50	(5)
Income Before Cumulative Effect of Change in Accounting Principle	21	19	3	87	79	8
Cumulative Effect of Change in Accounting principle	-	-	-	-	(8)	8
Net Income	$21	$19	$3	$87	$71	$16

EPS Before Cumulative Effect of Change in Accounting Principle
Basic	$0.34	$0.30	$0.04	$1.35	$1.27	$0.08
Diluted	$0.33	$0.29	$0.04	$1.33	$1.26	$0.07

EPS
Basic	$0.34	$0.30	$0.04	$1.35	$1.14	$0.21
Diluted	$0.33	$0.29	$0.04	$1.33	$1.13	$0.20

Weighted-average number of common shares outstanding
Basic	64.8	63.5	1.3	64.7	61.9	2.8
Diluted	65.6	64.2	1.4	65.5	62.4	3.1

AGL Resources Inc.
EBIT Schedule
For the Three and Six Months Ended
June 30, 2004 and 2003
(In millions, except per share amounts)

	Three Months			Six Months

	6/30/2004	6/30/2003	Fav/(Unfav)	6/30/2004	6/30/2003	Fav/(Unfav)
Distribution Operations	$49	$44	$5	$131	$125	$6
Wholesale Services	(5)	-	(5)	7	21	(14)
Energy Investments	9	7	2	41	23	18
Corporate	(2)	(2)	-	(5)	(2)	(3)
Consolidated EBIT	51	49	2	174	167	7
Interest Expense	16	18	2	32	38	6
Income Taxes	14	12	(2)	55	50	(5)
Income Before Cumulative Effect of Change in Accounting Principle	21	19	2	87	79	8
Cumulative Effect of Change in Accounting Principle	-	-	-	-	(8)	8
Net Income	$21	$19	$2	$87	$71	$16

Earnings per Common Share Before Cumulative Effect of Change in Accounting Principle
Basic	$0.34	$0.30	$0.04	$1.35	$1.27	$0.08
Diluted	$0.33	$0.29	$0.04	$1.33	$1.26	$0.07

Earnings per Common Share
Basic	$0.34	$0.30	$0.04	$1.35	$1.14	$0.21
Diluted	$0.33	$0.29	$0.04	$1.33	$1.13	$0.20